Exhibit 14.2

ONTO INNOVATION

FINANCIAL INFORMATION INTEGRITY POLICY

As a public company, the integrity of the financial information of Onto Innovation Inc. (“Onto Innovation”) is paramount. It guides the decisions of the Board of Directors and is relied upon by our shareholders and the financial markets.

Onto Innovation has a Code of Business Conduct and Ethics applicable to all employees, executive officers and directors of Onto Innovation. The Chief Executive Officer (“CEO”) and all Onto Innovation senior financial officers, including the Chief Financial Officer (“CFO”) and Controller (collectively, the “Financial Officers”), are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest and compliance with law. In addition to the Code of Business Conduct and Ethics, the Financial Officers are subject to the additional specific policies set forth in this Financial Information Integrity Policy (the “Policy”):

1.

The Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by Onto Innovation with the Securities and Exchange Commission (“SEC”). Accordingly, it is the responsibility of the Financial Officers promptly to bring to the attention of the Onto Innovation Board of Directors Audit Committee (“Audit Committee”) any material information of which he or she may become aware that affects the disclosures made by Onto Innovation in its public filings. Furthermore, such Financial Officers shall otherwise assist the Audit Committee in fulfilling its responsibilities as specified in Onto Innovation’s financial reporting and disclosure, controls and procedures policies as those policies are documented.

2.	Each Financial Officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning:

(a)	Significant deficiencies in the design or operation of internal controls which could adversely affect Onto Innovation’s ability to record, process, summarize and report financial data, or

(b)	Any fraud, whether or not material, that involves management or other employees who have a role in Onto Innovation’s financial reporting, disclosures or internal controls.

3.	Each Financial Officer shall promptly bring to the attention of the General Counsel and to the Audit Committee any information he or she may have concerning:

(a)

Any violation of Onto Innovation’s Code of Business Conduct and Ethics or this Policy. This includes actual or apparent conflicts of interest, either personal or professional, involving management or other employees who have a significant role in Onto Innovation’s financial reporting, disclosures or internal controls.

(b)	Evidence of a material violation of securities or other laws, rules or regulations applicable to Onto Innovation and the operation of its business, by Onto Innovation or any agent thereof.

In addition to the foregoing, any employee who has a reasonable concern about:

•	Onto Innovation’s financial conduct;

•	questionable accounting, internal accounting controls or auditing matters; or

•	the possible reporting of fraudulent financial information to our shareholders, the government or the financial markets;

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may communicate that concern, free of any threat of harassment, discrimination or retaliation, directly to the Audit Committee or the Chief Financial Officer. Such communications may be confidential or anonymous and may be:

•	e-mailed to codeofethics@ontoninnovation.com;

•	submitted in writing to Onto Innovation’s General Counsel or its Chief Financial Officer; or

•	reported by phone via the confidential, global, toll-free phone number dedicated to such reports that is listed on the Onto Innovation Intranet website.

All such concerns will be taken seriously and will be forwarded and simultaneously reviewed and addressed by the Audit Committee in the same way that other concerns are addressed and documented by Onto Innovation. All complaints under this policy will be promptly and thoroughly investigated and all information disclosed during the course of the investigation will remain confidential, except as necessary to conduct the investigation and take any remedial action, in accordance with applicable law. All employees and supervisors have a duty to cooperate in the investigation of reports of any conduct covered by this policy. In addition, an employee will be subject to disciplinary action, including termination of employment, if the employee fails to cooperate in an investigation, or deliberately provides false information during an investigation. If appropriate, such concerns addressed to the Audit Committee will be reported to the Board of Directors on a quarterly basis. The Audit Committee shall determine, or designate appropriate persons to determine, actions to be taken and may direct special treatment, including the retention of outside advisors or counsel, as appropriate, for concerns addressed to them. The specific action taken in any particular case depends on the nature and gravity of the conduct or circumstances reported, and the quality of the information provided. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to this Policy. If, at the conclusion of its investigation, Onto Innovation determines that a violation of policy has occurred, Onto Innovation will take remedial action commensurate with the severity of the offense. This action shall include correction of the matters, reasonable and necessary steps to prevent any further violations of policy and written notices to the individual(s) involved that the Board has determined that there has been a violation. Further, the Board may take disciplinary action against the accused party including censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and/or termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

Onto Innovation’s Code of Business Conduct and Ethics prohibits any employee from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern. If you believe that you have been subject to discrimination, retaliation or harassment for having made a report under this policy, you must immediately report those facts to your supervisor or the Human Resources Department, or both. If you have reason to believe that all those individuals are involved in these matters you should report those facts to the Audit Committee of the Board of Directors. It is imperative that you bring the matter(s) to Onto Innovation’s attention promptly so that any concern of discrimination, retaliation or harassment can be investigated and addressed promptly and appropriately in accordance with company policy.

Additional Enforcement Information

In addition to Onto Innovation’s internal complaint procedure, employees should also be aware that certain federal and state law enforcement agencies are authorized to review questionable accounting or auditing matters, or potentially fraudulent reports of financial information. Onto Innovation’s policies and practices have been developed as a guide to our legal and ethical responsibilities to achieve and maintain

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the highest business standards. Conduct which violates Onto Innovation’s policies will be viewed as unacceptable under the terms of employment at Onto Innovation. Certain violations of Onto Innovation’s policies and practices could even subject Onto Innovation and/or the individual employee(s) involved to civil and/or criminal penalties. Before issues or behavior can rise to that level, employees are encouraged to report questionable accounting or auditing matters, suspicion of fraudulent financial information, or discrimination, retaliation or harassment related to such reports. Nothing in this policy is intended to prevent an employee from reporting information to the appropriate agency when the employee has reasonable cause to believe that the violation of a federal or state statute or regulation has occurred.

Waivers of this Policy

Any waiver of this Policy will be disclosed as required by applicable law or regulation, including on Form 8-K or Onto Innovation’s website, as appropriate.

Modification

Onto Innovation can modify this policy unilaterally at any time without notice. Modification may be necessary, among other reasons, to maintain compliance with State and Federal regulations and/or accommodate organizational changes within Onto Innovation.

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